                                                                    EXHIBIT 23.1



                        CONSENT OF DELOITTE & TOUCHE LLP



     We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-26517 of Loral Space & Communications Ltd. (a Bermuda company) of our reports with respect to the consolidated financial statements of Loral Space & Communications Ltd., Space Systems/Loral, Inc., and Globalstar, L.P. appearing in or incorporated by reference in the Annual Report on Form 10-K of Loral Space & Communications Ltd. for the transition period ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP


New York, New York


June 25, 1997